Exhibit 10.27

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement, dated as of June 18, 2024 (the “Amendment”), is by and between ATG Business Solutions Private Limited (the “Company”) and Narayan Shetkar (the “Executive” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into that certain Appointment Letter, dated as of April 6, 2021, as amended by that certain addenda dated July 6, 2021 and January 19, 2024 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its provisions, the “Existing Agreement”); and

WHEREAS, the Parties desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Effective Date (as defined in Section 3), the Existing Agreement is hereby amended or modified as follows:

(a) Section 1.2 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

You shall perform and discharge faithfully the duties and responsibilities which may be assigned by the Chief Executive Officer (the “CEO”) of Aeries Technology, Inc. (“Parent”), Parent’s Board of Directors (the “Board”), or other competent authority of Parent and its subsidiaries (the “Company Group”, and the CEO of Parent, the Board or other competent authority of the Company Group, collectively, the “Supervisory Authority”), to you from time to time in connection with the conduct of the Company’s and Parent’s business; provided in each case that such duties and responsibilities are commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies. You shall report to the Supervisory Authority. You hereby agree that you shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules as may be issued by the Company and/or Parent. You also agree that you shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of your duties hereunder.

(b) The paragraph entitled “Bonus” in Annexure 1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

Annual Incentive Award. For the fiscal year ended March 31, 2024, you shall be entitled to such annual bonus opportunity as you are entitled based on the Company’s and Parent’s policies in effect immediately prior to the date hereof, payable in accordance with such policies.

Commencing with the fiscal year beginning April 1, 2024, the provisions of this paragraph shall govern and you shall be entitled to an annual bonus opportunity up to 50% of your annual fixed CTC, the exact amount of which shall be determined by the Board or the Board’s compensation committee (the “Compensation Committee”). The amount of and performance criteria (which includes overall Parent performance and the achievement of objectives under this Agreement as defined by the Board or Compensation Committee) with respect to any such bonus for any fiscal year commencing on or after April 1, 2024 shall be determined by the Board or the Compensation Committee. Any bonus determined by the Board or Compensation Committee to have been earned by you will be due to you no later than the 90th day after the Board’s or Compensation Committee’s determination. You must be actively employed by the Company on the last day of the fiscal year to receive a bonus for such fiscal year.

(c) The following paragraph shall be added to Annexure 1 of the Existing Agreement:

Post-Transaction Options. You will be eligible to receive a grant of 350,000 Nonstatutory Share Options (as defined in Parent’s 2023 Equity Incentive Plan (the “2023 Plan”), subject to your continued service with the Company, Parent or one of their respective subsidiaries through such grant date and approval by the Board or Compensation Committee, as applicable, and stockholder approval of an amendment to the 2023 Plan. The Nonstatutory Share Options will (i) have an exercise price of not less than Fair Market Value (as defined in the 2023 Plan), (ii) vest over a period of 5 years, based on time and performance criteria to be established by the Compensation Committee, and subject to your continued service with the Company, Parent or one of their respective subsidiaries through the applicable vesting date, (iii) be exercisable over a period of 10 years from the grant date and (iv) be subject to the terms and conditions of the 2023 Plan and the applicable form of award agreement thereunder.

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of India, without regard to conflict of laws provisions of India.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ATG BUSINESS SOLUTIONS PRIVATE LIMITED

By:	/s/ Sudhir Appukuttan Panikassery
Name:	Sudhir Appukuttan Panikassery
Title:	Chief Executive Officer

NARAYAN SHETKAR

/s/ Narayan Shetkar

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